CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo Announces Record Date and Subscription Period For a Proposed Rights Offering
September 19 , 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (OSE:CNR; AMEX:CNR) (the “Company”) announced today that its Board of Directors has designated October 2, 2008 as the record date (“Record Date”) to determine those stockholders entitled to receive at no charge transferable subscription rights (“Rights”) by way of a dividend to purchase one share of common stock, par value $0.10 per share, for each share of common stock held of record at the close of business on the Record Date at a subscription price of $0.10 per share (the “Rights Offering”). Pending effectiveness being declared by the United States Securities and Exchange Commission of a Registration Statement previously filed on Form S-3 by the Company under the U.S. Securities Act of 1933 relating to the Rights Offering and the completion of all regulatory reviews by the Oslo Stock Exchange the proposed Rights Offering, which had been previously disclosed by the Company, will be scheduled to commence on October 6, 2008 and terminate three weeks later on October 24, 2008. Further details regarding the Rights Offering will be contained in a Prospectus and related documents to be mailed to U.S. stockholders and for Norwegian stockholders a separate Circular and related documents to be furnished to such stockholders upon request, promptly upon declaration of the effectiveness of the Registration Statement and receipt of final approval of the Circular by the Oslo Stock Exchange. The Company shall notify stockholders of the commencement of the Rights Offering at such time as it has received all such required regulatory approvals.
The foregoing does not constitute an offer to sell or a solicitation of an offer to purchase any securities by the Company which offer can only be made pursuant to an effective registration statement filed pursuant to the Securities Act and in compliance with all other applicable securities laws and stock exchange rules and regulations.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com